Exhibit 99.1

FOR IMMEDIATE RELEASE

FOX SPORTS NET AND WORLD POKER TOUR® INK BROADCAST
LICENSE FOR SEASON VII

FSN Will Air 26 All-New WPT Season VII Episodes Across Its National
Sports Network

(LOS ANGELES) July 17, 2008 – WPT Enterprises, Inc. (NASDAQ: WPTE) and Fox Sports Network (FSN) announced today a partnership and broadcast license for Season VII of the World Poker Tour® (WPT) television series. FSN, the nation’s leading provider of local sports, received exclusive rights to air 26 all-new one hour WPT episodes in the United States across its national sports cable network.

“The World Poker Tour has a track record as the ultimate brand name in televised poker,” said George Greenberg, FSN Executive Vice President of Programming and Production. “FSN is very happy to televise such quality content and we look forward to future programming opportunities with the WPT.”

WPT, which films its tournaments in premiere properties around North America, will create 26 one-hour episodes from upcoming regular-season events.  WPT will shoot the first two episodes today at the Bellagio Cup final table in Las Vegas.  FSN and WPT will announce the timeslot and schedule for the complete season broadcast at a later date.

“FSN and News Corporation are two incredible powerhouses in the television industry that have played key roles in the growth and popularity of televised poker,” said Steve Lipscomb, WPT Founder, President and CEO. “It couldn’t be a better fit for WPT and our fans.  We’re thrilled.”

WPT joins the ranks of MLB, NHL and NBA on the FSN network, which serves as the TV home to nearly two-thirds of all teams based in the United States.  FSN’s 16 owned-and-operated regional networks and its affiliated networks reach more than 80 million homes across the U.S.  FSN is owned and operated by News Corporation.

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ABOUT FOX SPORTS NETWORK

FSN is the nation’s leading provider of local sports.  FSN’s 16 owned-and-operated regional networks and its affiliated networks reach more than 80 million homes across the U.S.  FSN serves as the TV home to nearly two-thirds of all MLB, NHL and NBA teams based in the United States. FSN also produces close to 5,000 live local events each year, including more than 1,600 in high definition.  In addition to its thousands of home team games and a wide variety of locally produced sports programs,

FSN televises national sports events and programs, including Pac-10 and ACC basketball and Pac-10 and Big 12 football.

ABOUT WPTE

WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that has been licensed for broadcast globally.  WPT Season VI airs Monday nights at 9pm ET/PT on GSN in the United States, and WPT Season VII will air on FSN in 2009. WPTE also offers real-money online gaming on its website, www.worldpokertour.com, which prohibits wagers from players in the U.S. and certain other restricted territories.  WPTE also has operations in mainland China, pursuant to an agreement with the China Leisure Sports Administrative Center where WPTE is developing and marketing the WPT China National Traktor Poker Tour. In January 2008, the company launched ClubWPT.com, an innovative subscription-based online poker club targeted to the estimated 60 million poker players in the United States and is currently offered in 38 States. WPTE currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPTE is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).

WPTEG

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, the risk that WPTE may not obtain sufficient sponsorship revenues for Season VII programming of the WPT; difficulty of predicting the growth of our online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Contact:

Justin Simon

Lyndsay LaGree

Fox Sports Network	WPT Enterprises
310-369-6625	323 599 9145
JSimon@foxcable.com	llagree@worldpokertour.com